                          SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

               [logo of Universal Stainless & Alloy Prod., Inc.]
                   Universal Stainless & Alloy Products, Inc.
                                600 Mayer Street
                        Bridgeville, Pennsylvania 15017

April 4, 2001

Dear Stockholders:

You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Universal Stainless & Alloy Products, Inc., to be held at 10:00 a.m., local time, on Wednesday, May 23, 2001, at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317. The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Meeting. Please review them carefully.

YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend the Meeting, please take a few moments now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of shares you own, your presence by proxy is important to establish a quorum, and your vote is important for proper corporate governance.

Thank you for your interest in Universal Stainless & Alloy Products, Inc.

Sincerely,

/s/ Clarence M. McAninch

Clarence M. McAninch
President and Chief Executive Officer

               [logo of Universal Stainless & Alloy Prod., Inc.]
                  Universal Stainless & Alloy Products, Inc.
                               600 Mayer Street
                        Bridgeville, Pennsylvania 15017

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 23, 2001

The Annual Meeting of Stockholders will be held on Wednesday, May 23, 2001 beginning at 10:00 a.m. at the Southpointe Golf Club, Canonsburg, Pennsylvania.

Only holders of common stock at the close of business on March 26, 2001 will be entitled to vote at the meeting. A list of persons who were stockholders as of that date and time will be available at the meeting and during the ten (10) days prior to the meeting, at the principal office of Universal Stainless & Alloy Products, Inc. Those persons may vote in person or by proxy. At the meeting we will:

1. Elect a Board of Directors;

2. Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2001; and

3. Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

This booklet includes Universal Stainless & Alloy Products, Inc. proxy statement. Enclosed with this booklet are a proxy card and a return envelope that requires no postage if mailed within the United States. A copy of the Universal Stainless & Alloy Products, Inc. 2000 Annual Report to Stockholders is also enclosed.

By Order of the Board of Directors,

/s/ Paul A. McGrath

Paul A. McGrath
Director Employee Relations, General Counsel and Secretary

April 4, 2001

Proxy Statement
Table of Contents
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
Background.................................................................   1
Voting Procedures..........................................................   1
Proposals You May Vote On..................................................   2
Nominees for the Election as Directors.....................................   3
The Board of Directors.....................................................   3
  Committees of the Board of Directors.....................................   4
  Director Compensation....................................................   4
Security Ownership of Certain Beneficial Owners and Management.............   5
Executive Compensation.....................................................   6
  Summary of Cash and Certain Other Compensation...........................   6
  Stock Options............................................................   7
  Employment Agreements....................................................   7
Report on Executive Compensation...........................................   8
Audit Committee Report.....................................................  10
Independent Public Accountants.............................................  10
Performance Measurement Comparison.........................................  11
Section 16 (a) Beneficial Ownership Reporting Compliance...................  12
Stockholder Proposals......................................................  12
Other Matters..............................................................  12

Exhibit A............................................... Audit Committee Charter

                                                                  April 4, 2001

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                               600 MAYER STREET
                        BRIDGEVILLE, PENNSYLVANIA 15017
                            ----------------------
                                PROXY STATEMENT
                    For 2001 Annual Meeting of Stockholders
                            ----------------------
                                  BACKGROUND

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Universal Stainless & Alloy Products, Inc., a Delaware corporation ("Universal Stainless"), of proxies to be voted at this Annual Meeting of Stockholders. This Proxy Statement and form of proxy are first being sent or given to the stockholders on or about April 4, 2001. The cost of solicitation of proxies will be borne by Universal Stainless, including expenses incurred in connection with the preparation and mailing of the Proxy Statement. The solicitation will be by mail and may also be made personally and by telephone by directors, officers and employees of Universal Stainless, without any compensation, other than their regular compensation as directors, officers or employees. Arrangements will be made with brokerage houses, bank and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Common Stock and Universal Stainless will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                               VOTING PROCEDURES

Who May Vote

Universal Stainless Common Stock holders of record at the close of business on March 26, 2001 are entitled to vote. Stockholders have one vote per share on each matter being voted on.

Voting Methods

Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

If you hold your shares in a broker, bank or other nominee account, you are a "beneficial owner" of Universal Stainless Common Stock. In order to vote your shares, you must give voting instructions to the "nominee holder" of your shares. Universal Stainless asks the nominee holders to obtain voting instructions from the beneficial owners of shares. Proxies that are transmitted by nominee holders on behalf of beneficial owners will be voted as instructed by the nominee holder.

Finally, you may vote in person if you attend the meeting.

We urge you to return the proxy card promptly.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

   . Notifying the Secretary of Universal Stainless in writing that you have revoked your proxy;

   . Sending a revised proxy dated later than the earlier proxy; or

   . Voting in person at the meeting.

Quorum and Voting Information

A quorum is required to conduct business at the Annual Meeting. As of the record date, 6,081,228 shares of Universal Stainless Common Stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum.

Abstentions are counted in tabulations of the votes cast by stockholders on each proposal (other than with regard to the election of Directors) and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld and broker non-votes will be excluded entirely from the vote and will have no effect.

Confidential Voting Policy

Universal Stainless maintains a policy of keeping stockholder votes confidential.

                           PROPOSALS YOU MAY VOTE ON

1. Election of Directors

There are five (5) nominees for election this year. Detailed information on each nominee is provided under the heading "Nominees for Election as Directors." All directors are elected annually, and serve a one-year term until the next Annual Meeting. If any Director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original candidate will be cast for the substituted candidate.

Your Board unanimously recommends a vote FOR each of the nominee directors.

2. Approval of the Appointment of PricewaterhouseCoopers LLP as Independent Auditors

The Audit Committee has recommended, and the Board has approved, the appointment of PricewaterhouseCoopers LLP ("PWC") as our independent auditors for 2001. The Board has directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. PWC has served as our independent auditors since Universal Stainless' inception in 1994. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of PWC will attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PWC as Universal Stainless' independent auditors is not required by Universal Stainless' By-laws or otherwise. However, the Board of Directors is submitting the selection of PWC to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will consider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of Universal Stainless and its stockholders.

Audit services provided by PWC during 2000 included an audit of Universal Stainless' consolidated financial statements, audits of certain employee benefit plan financial statements and a review of Universal Stainless' Annual Report and certain other filings with the SEC and certain other governmental agencies. In addition, PWC provided various non-audit services to Universal Stainless during 2000.

Your Board unanimously recommends a vote FOR the approval of PricewaterhouseCoopers LLP's appointment as independent auditors for 2001.

                      NOMINEES FOR ELECTION AS DIRECTORS

Clarence M. McAninch, 65, has been President and Chief Executive Officer and a Director of Universal Stainless since July 1994. Mr. McAninch served as Vice President, Sales and Marketing, of the Stainless and Alloy Products Division of Armco Inc. from 1992 to 1994.

Douglas M. Dunn, 58, has been a Director of Universal Stainless since May 1997. Mr. Dunn has been Dean of the Graduate School of Industrial Administration, Carnegie Mellon University, since July 1996. Prior to July 1996, Mr. Dunn was employed by AT&T for 26 years, most recently serving as Vice President of Visual Communications and Multimedia Strategy. Since November 1999 Mr. Dunn served on the board of Solutions Consulting Inc., a private business consulting company. Mr. Dunn has served on the board of VocalTec, an internet communications company since January 2000. Mr. Dunn is also a Board member of RIDC (Regional Industrial Development Corp. of Southwestern PA), Innovation Works, Three Rivers Connect, Greater Pittsburgh Chamber of Commerce and the Boy Scouts of America.

George F. Keane, 71, has been a Director of Universal Stainless since October 1994. Mr. Keane was the Chief Executive Officer of the Common Fund from 1971-1993 and the President of Endowment Advisers, Inc., since 1988. From 1993 to 1996, Mr. Keane served as President Emeritus and Senior Investment Advisor of both the Common Fund and Endowment Advisers, Inc. Mr. Keane currently serves on several other boards, including as a Director, Bramwell Funds, Inc., since August 1994; and Security Capital Real Estate Mutual Funds since November 1997, and as a Trustee for Nicholas-Applegate Investment Trust since January 1993; and Northern Trust Company of Connecticut since 1991.

Udi Toledano, 50, has been a Director of Universal Stainless since July 1994. Mr. Toledano has been the President of Millennium 3 Capital, Inc., a private investment company, since December 1999. Mr. Toledano was the President of Andromeda Enterprises, Inc., a private investment company, from December 1993 until December 2000. Since January 2000, he has managed Millennium 3 Opportunity Fund, a venture capital fund. Mr. Toledano has served on boards of both public and private companies in various fields, including technology, software and healthcare.

D. Leonard Wise, 66, has been a Director of Universal Stainless since October 1994. Mr. Wise currently serves as a Director of Weirton Steel Corporation since May 1998. Mr. Wise served as the President and Chief Executive Officer of Carolina Steel Corporation from October 1994 to March 1997.

     Unless individual stockholders specify otherwise, each returned Proxy will be voted "FOR" the election to the Board of Directors of Universal Stainless of each of the five nominees named above.

                            THE BOARD OF DIRECTORS

The Board of Directors of Universal Stainless held three (3) meetings during the 2000 fiscal year. During the 2000 fiscal year, the Audit Committee held three (3) meetings and the Compensation Committee held three (3) meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and Committees of which he was a member.

Committees of the Board of Directors

The standing Committees of the Board of Directors are the Audit Committee and Compensation Committee. There is no standing nominating committee for Directors.

The Audit Committee currently consists of Mr. Keane as Chairman and Messrs. Dunn, Toledano and Wise. The Audit Committee reviews the scope and timing of services of Universal Stainless' independent auditors. The Audit Committee reports on Universal Stainless' financial statements following completion of the independent auditors' audit, and Universal Stainless' policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee held three (3) meetings during 2000.

The Compensation Committee currently consists of Mr. Toledano as Chairman, and Messrs. Dunn, Keane, McAninch and Wise. The Compensation Committee reviews and authorizes the compensation and benefits of all officers of Universal Stainless, except the President (Mr. McAninch), reviews general policy matters relating to compensation and benefits of employees of Universal Stainless, and administers Universal Stainless' 1994 Stock Incentive Plan (the "1994 Plan"). A subcommittee of the Compensation Committee currently consists of Mr. Toledano as Chairman and Messrs. Dunn, Keane and Wise. The subcommittee reviews and authorizes compensation and benefits for the President (Mr. McAninch) and stock options to be granted to officers of Universal Stainless. The Compensation Committee held three (3) meetings during 2000 and the Compensation subcommittee held two (2) meetings during 2000.

Director Compensation

Members of the Board of Directors of Universal Stainless who are employed by Universal Stainless presently receive no additional remuneration for acting as Directors. Universal Stainless compensates its non-employee Directors at the rate of $15,000 per year, plus $1,000 for each regular meeting of the Board of Directors attended. In addition, Universal Stainless reimburses Directors for reasonable out-of-pocket expenses incurred by them in connection with their attendance at Board of Directors and Committee meetings.

Certain members of the Board of Directors of Universal Stainless are also eligible for the grant of options under the 1994 Plan. Eligible Directors are Directors who are not employees of Universal Stainless and do not own in excess of 5% of outstanding Common Stock. Eligible Directors are granted an option to purchase 10,000 shares of Common Stock on the first business day following each annual meeting of stockholders of Universal Stainless. The per share exercise price will be equal to the fair market value of a share of Common Stock on the date the option is granted. One third of the options vest annually beginning on the grant date and on the following two anniversary dates. Options granted to Eligible Directors will expire 10 years from the option grant date. All the current directors who are not employees of Universal Stainless are Eligible Directors.

If a non-employee Director ceases to serve as a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of such cessation may be exercised by the Director after the date that the Director ceases to be a Director of Universal Stainless. If a non-employee Director dies while a Director of Universal Stainless, the options that have been previously granted to that Director and that are vested as of the date of his or her death may be exercised by the administrator of the Director's estate, or by the person to whom those options are transferred by will or the laws of descent and distribution. In no event, however, may any option be exercised after the expiration date of such option. Messrs. Keane and Wise have each received grants of options to purchase 110,000 shares of Common Stock of Universal Stainless since December 1994. Messrs. Dunn and Toledano have each received grants of options to purchase 50,000 shares of Common Stock of Universal Stainless since May 1997.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock of Universal Stainless, as of March 26, 2001, except as noted below, by (i) each stockholder known to Universal Stainless to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of Universal Stainless, (iii) each of the named executive officers of Universal Stainless, and (iv) all Directors and officers as a group. Except as otherwise indicated, Universal Stainless has been advised that each of the beneficial owners of Common Stock listed below, based on information furnished by such owners, has sole investment and voting power with respect to the shares of Common Stock attributed to such owner below, subject to community property laws where applicable. As of March 26, 2001, 6,081,228 shares of Common Stock were issued and outstanding.

                                                 BENEFICIAL OWNERSHIP (/1/)
                                              ---------------------------------
Name                                          Number of Shares Percent of Total
----                                          ---------------- ----------------
Bear Stearns Asset Management Inc. (2).......    1,154,700          18.99%
Dimensional Fund (3).........................      493,300           8.11%
Douglas M. Dunn (4)(5).......................       36,666              *
Ellwood Group Investment Corp. (6)...........      856,500          14.08%
George F. Keane (4)(5)(7)....................      111,666           1.81%
A. Bruce Kennedy (4)(8)......................        2,400              *
Clarence M. McAninch (4)(9)..................      290,226           4.75%
Paul A. McGrath (4)(9).......................       36,650              *
Elkhorn Partners Limited Partnership (10)....      550,300            9.05%
Udi Toledano (4)(5)(11)......................      206,394           3.37%
Richard M. Ubinger (4)(9)....................       44,650              *
D. Leonard Wise (4)(5).......................      100,666           1.63%
All Officers and Directors as a Group (8
 Persons)....................................      829,318          12.83%

-------
 *  Less than 1%.
(1) For purposes of this table, "beneficial ownership" is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2) Address is 575 Lexington Avenue, New York, New York 10022. The information provided is based solely on a Schedule 13G as filed by Bear Stearns Assets Management Inc., dated February 14, 2001.
(3) Address is 100 Park Avenue, New York, New York 10017. The information provided is based solely on a Schedule 13G as filed by Dimensional Fund Advisors, Inc., dated February 2, 2001.
(4) Address is c/o Universal Stainless & Alloy Products, Inc., 600 Mayer Street, Bridgeville, Pennsylvania 15017.
(5) Includes options to purchase 89,999 shares of common stock for each of Messrs. Keane and Wise, and 29,999 shares of Common Stock for each of Messrs. Dunn and Toledano that have vested or will vest within sixty (60) days of the date of this proxy pursuant to Universal Stainless' 1994 Plan described under the caption "The Board of Directors--Director Compensation".
(6) Address is 103 Springer Building, 3411 Silverside Road, Wilmington, DE 19810. The information provided is based solely on a Schedule 13D (Amendment No. 8) filed by Ellwood Group Investment Corp., dated October 4, 1999.
(7) Shares of Common Stock are owned by the Keane Family Trust, a living trust, of which Mr. Keane and his wife are sole trustees, and the survivor of them is the beneficiary.
(8) Mr. Kennedy, Vice President of Operations, resigned from the Company effective March 8, 2001.
(9) Includes options to purchase 31,666, 30,000 and 37,500 shares of Common Stock for Messrs. McAninch, McGrath and Ubinger, respectively that have vested or will vest within sixty (60) days of the date of this proxy under options granted pursuant to Universal Stainless' 1994 Stock Incentive Plan.
(10) Address is c/o Alan S. Parsow, General Partner, P.O. Box 818, Elkhorn, NE 68022. The information provided is based solely on Schedule 13D filed by Elkhorn Partners Limited Partnership, dated October 5, 2000.
(11) Includes shares of Common Stock of Universal Stainless owned by Mr. Toledano's wife and a certain trust for the benefit of their children.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation paid or accrued by Universal Stainless and its subsidiaries, to or on behalf of Universal Stainless' Chief Executive Officer and each of the three (3) other executive officers of Universal Stainless with cash compensation in excess of $100,000 (hereinafter referred to as the named executive officers) for the fiscal year ended December 31, 2000:

                        SUMMARY COMPENSATION TABLE (1)

                                                                               Long-term
                                                                              Compensation
                                              Annual Compensation                Awards
                                  ------------------------------------------- ------------
                                                                               Securities
                                                                               Underlying
                                                            Other Annual      Options SAR        All Other
Name and Principal Position  Year Salary ($) Bonus ($) Compensation ($) (/2/)  (#) (/3/)   Compensation ($) (/4/)
---------------------------  ---- ---------- --------- ---------------------- ------------ ----------------------
Clarence M. McAninch         2000  205,000    90,000           7,110                               15,455
 President and CEO           1999  201,730    45,000           7,110                               15,335
                             1998  202,462    70,000           7,110             10,000            15,335

A. Bruce Kennedy (5)         2000  157,115    40,000                                                1,200
 Vice President,
  Operations                 1999  151,730    20,000                                                1,080
                             1998   60,577    12,000                                               24,090

Paul A. McGrath              2000  119,442    40,000                                                1,200
 Director, Employee
  Relations                  1999   98,461    26,000                                                1,080
 General Counsel and
  Secretary                  1998   88,188    41,000                              5,000             1,080

Richard M. Ubinger           2000  131,162    40,000                                                1,200
 Chief Financial Officer,    1999  115,084    26,000                                                1,080
 Principal Accounting
  Officer And Treasurer      1998  114,477    26,000                              5,000             1,080

-------
(1)  As to the columns omitted, the answer is none.

(2) The amounts represent reimbursement for the payment of taxes for Mr. McAninch related to life insurance in which the beneficiary is his spouse. The dollar value of perquisites paid to the named executive officer does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3)  Represents securities, underlying options, granted under the 1994 Plan.

(4) For 2000, represents (i) contributions to Universal Stainless' 401(k) retirement plan of $1,200 for Messrs. McAninch, Kennedy, McGrath and Ubinger; (ii) the value of life insurance premiums paid by Universal Stainless for term life insurance of $14,255 for Mr. McAninch. For 1999, represents (i) contributions to Universal Stainless' 401(k) retirement plan of $1,080 for Messrs. McAninch, Kennedy, McGrath and Ubinger; (ii) the value of life insurance premiums paid by Universal Stainless for term life insurance of $14,255 for Mr. McAninch. For 1998, represents (i) contributions to Universal Stainless' 401(k) retirement plan of $1,080 for Messrs. McAninch, McGrath, and Ubinger and $90 for Mr. Kennedy; (ii) value of life insurance premium paid by Universal Stainless for term life insurance of $14,255 for Mr. McAninch; (iii) Mr. Kennedy received $24,000 for reimbursement of moving expenses.

(5) Mr. Kennedy joined the Company as VP Operations on August 1, 1998 at an annual salary of $150,000. Mr. Kennedy resigned from the Company effective March 8, 2001.

Stock Options

The following information is in regards to stock options for the fiscal year ended December 31, 2000 held by the named executive officers:

There were no stock options granted to executive officers in the fiscal year ended December 31, 2000.

                       Fiscal Year End Option Values (1)

              Number of Securities Underlying      Value of Unexercised In-the-Money
          Unexercised Options at December 31, 2000 Options at December 31, 2000 (/2/)
Name             Exercisable/Unexercisable             Exercisable/Unexercisable
----      ---------------------------------------- ----------------------------------
Clarence
 M.
 McAninch               31,666/3,334                              0/0
Paul A.
 McGrath                30,000/7,000                              0/0
Richard
 M.
 Ubinger                37,500/7,500                              0/0

-------
(1)  No Options were exercised in 2000.

(2) Represents the "value" of unexercised options calculated by subtracting the exercise price per share from $7.375, which was the market price of a share of the Company's Common Stock on the last business day of 2000.

Employment Agreements

On November 15, 1998, Clarence M. McAninch entered into a one-year employment agreement with Universal Stainless for the position of President and Chief Executive Officer. Mr. McAninch's employment may be automatically extended for one-year periods at Universal Stainless' option. Mr. McAninch's employment agreement provides for a base annual salary of $200,000 and a customary benefits package, which may be increased annually at the discretion of the Board of Directors. The employment agreement of Mr. McAninch prohibits him from (i) competing with Universal Stainless for one year following his termination of employment with Universal Stainless and (ii) disclosing confidential information or trade secrets in any unauthorized manner. Universal Stainless has a keyman life insurance policy in effect, of which Universal Stainless is the sole beneficiary, on the life of Mr. McAninch providing $2.0 million in coverage. Mr. McAninch may be eligible for an amount equal to eighteen months salary determined at the then current base annual salary rate, upon a change of control of Universal Stainless.

On August 1, 1998, A. Bruce Kennedy accepted employment with Universal Stainless for the position of Vice President of Operations. Mr. Kennedy's employment agreement is for one year, which will automatically be extended annually unless 60 day notice not to extend is given by either party. Mr. Kennedy's employment agreement provides for a base annual salary of $150,000, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. Kennedy may be eligible for an amount equal to one year base salary upon a change of control of Universal Stainless. Mr. Kennedy resigned from the Company effective March 8, 2001. Under the terms of his employment agreement, Mr. Kennedy will receive his base annual salary during the 12-month period subsequent to his resignation date.


On January 1, 1998, each of Paul A. McGrath and Richard M. Ubinger, entered into employment agreements with Universal Stainless for the positions of Director, Employee Relations, General Counsel and Secretary, in the case of Mr. McGrath, and Chief Financial Officer and Treasurer, in the case of Mr. Ubinger. Mr. McGrath's and Mr. Ubinger's employment agreements provide for a base annual salary of $95,000 and $113,700, respectively, which may be increased at the discretion of the Board of Directors, the Compensation Committee or the President of Universal Stainless. Mr. McGrath and Mr. Ubinger may be eligible for an amount equal to one year base salary upon a change of control of Universal Stainless.

                       REPORT ON EXECUTIVE COMPENSATION

Introduction

The Compensation Committee of the Board of Directors (the "Committee") is composed of Messrs. Toledano (Chairman), Keane, McAninch, Dunn, and Wise, all of whom are Directors of Universal Stainless. The Committee is responsible for the establishment and oversight of Universal Stainless' executive compensation programs. The following report of the Committee discusses generally Universal Stainless' executive compensation objectives and policies and their relationship to Universal Stainless' performance in 2000. A subcommittee of the Compensation Committee currently consists of Mr. Toledano as Chairman and Messrs. Dunn, Keane and Wise. The subcommittee reviews and authorizes compensation and benefits for the President (Mr. McAninch) and stock options to be granted to Officers of Universal Stainless. The Compensation Committee held three (3) meetings during 2000 and the Compensation Subcommittee held two
(2) meetings during 2000.

Executive Compensation Philosophy and Objectives

Universal Stainless' executive compensation programs are designed to attract, retain and motivate highly effective executives and to reward sustained corporate and individual performance with an appropriate base annual salary and incentive compensation. Universal Stainless seeks to increase management ownership of Universal Stainless and to link executive compensation with stockholder value, achievement of business objectives and corporate profitability. Each year, the Committee conducts a review of Universal Stainless' executive compensation programs for appropriateness and competitiveness.

Universal Stainless' compensation philosophy is to compensate its executive officers at market-competitive levels for achieving planned performance. Market comparisons include general industry norms, metals companies, and a select group of capital-intensive companies that are approximately the same size as Universal Stainless. More emphasis is placed on general industry than the steel industry norms. The comparative market group is a representative sample of organizations used in the performance graph below, but is not identical due to limitations on available data.

Compensation Program Components

Consistent with Universal Stainless' executive compensation objectives, Universal Stainless' compensation for its senior management, including Clarence M. McAninch, Universal Stainless' Chief Executive Officer, consists of three components: an annual base salary, annual incentive awards and long-term incentive awards. During the year ended December 31, 2000, and currently, Universal Stainless' compensation of its senior executives consisted of cash bonuses, tied to executive performance, position level and/or continuing employment, and ownership of Universal Stainless' Common Stock. Universal Stainless encourages stock ownership to create in management, a true ownership point of view and further to align executive and stockholder interests. Executives have received, or are currently eligible to receive, stock option awards based on their individual performances.

Annual Base Salary. Base salaries for executive officers are determined with reference to a salary range for each position. Salary ranges are determined by evaluating a particular employee's position and comparing it with what are believed to be representative prevailing norms for similar positions in similarly sized companies. Within this salary range, an executive's initial salary level is determined largely through Committee judgment, based on the experience of its members. Salaries are set at a level to attract, retain and motivate superior executives. The Committee determines annual salary adjustments based on Universal Stainless' performance, the individual executive's contribution to that performance, prevailing industry norms and the Committee members' knowledge and experience. Other than Messrs. McAninch, Kennedy, Ubinger and McGrath, no officer of Universal Stainless received an annual base compensation in excess of $100,000 for the year ending December 31, 2000.

Annual Incentive Awards. The executive officers are eligible to receive an annual bonus that is intended to provide additional compensation for significant and outstanding achievement during the past year. Messrs.

Kennedy, McAninch, McGrath and Ubinger may be eligible for a performance-based annual bonus, in each case up to a maximum amount that equals the executive's base annual salary.

Long-term Incentive Awards. Long-term incentive compensation is provided by the grant of options to purchase shares of Common Stock of Universal Stainless under the 1994 Plan. In considering the awards, the Committee takes into account such factors as prevailing norms for the ratio of options outstanding to total shares outstanding, the effect on maximizing long-term stockholder value, and vesting and expiration dates of each executive's outstanding options.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended ("the Code") limits the annual deduction that a publicly-held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive, for taxable years beginning after December 31, 1993. The Compensation Committee has determined that it is unlikely that it would require Universal Stainless to pay any amounts in 2001 that would result in the loss of a federal income tax deduction under Section 162(m) of the Code, and accordingly, has not recommended that any special actions be taken or plans or programs be revised at this time in light of such tax law provision.

The Compensation Committee

 Udi Toledano (Chairman) D. Leonard Wise
 Douglas M. Dunn         Clarence M. McAninch (non participating as to
 George F. Keane          his own compensation)

                            AUDIT COMMITTEE REPORT

The Audit Committee of the Universal Stainless & Alloy Products Board of Directors ("the Committee") is composed of four members and operates under a written charter adopted by the Board of Directors (Exhibit A). The Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval.

The Committee recommends to the Board of Directors, the selection of the Corporation's independent accountants. The Committee assists the Board in overseeing and monitoring the integrity of the Corporation's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes.

The Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with that firm its independence from the Corporation.

Based on the foregoing review and discussions and relying thereon, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

This report is not to be deemed "solicitation material" or filed with the SEC or subject to Regulation 14A of the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Audit Committee

 George F. Keane (Chairman) D. Leonard Wise
 Douglas M. Dunn            Udi Toledano

                        INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed PricewaterhouseCoopers LLP as independent public accountants to audit the consolidated financial statements of the Corporation for the year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

Fees paid to our auditors' firm were comprised of the following:

    2000 Financial Statement Audit       $96,000
    All other services provided in 2000* $33,000

-------
* Consists primarily of income tax consulting, planning and return preparation projects.

                      PERFORMANCE MEASUREMENT COMPARISON*

Rules and regulations of the Securities and Exchange Commission require the presentation of a line graph since the Common Stock has been registered under
Section 12 of the Exchange Act comparing the yearly percentage change in Universal Stainless' cumulative stockholder return to (i) the cumulative total return of a broad market equity index and (ii) the cumulative return of either a published industry index or a self-constructed group of peer issuers that Universal Stainless believes is relevant to a comparative understanding of its performance.

The peer group selected by Universal Stainless includes the following companies: Allegheny Technologies, Inc., Carpenter Technology Corp, and The Timken Company (collectively, the "Peer Group").

Armco, Inc. was previously included in the Peer Group. Armco Inc. has been removed from the Peer Group because it was acquired by merger with AK Steel Corporation.

The Peer Group consists of a number of publicly-traded companies that have some similarity to Universal Stainless. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States, and each Peer Group company has a division or unit that competes with Universal Stainless. The operating results of members of the Peer Group are generally readily available to the public.

                       [Performance Graph Appears Here]

 . The material in this graph is not "solicitation material", is not deemed filed with the SEC, and is not incorporated by reference in any filing of Universal Stainless under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing. The information in the graph has been provided by Media General Financial Services.

                       12/29/1995 12/31/1996 12/31/1997 12/31/1998 12/31/1999 12/29/2000
                       ---------- ---------- ---------- ---------- ---------- ----------
Universal Stainless &
 Alloy Products, Inc.    100.0       82.35     136.47      70.59      63.53      69.41
Peer Group               100.0      113.78     146.98     115.48     109.51      82.95
NASDAQ Market Index      100.0      124.27     152.00     214.39     378.12     237.66

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain officers of Universal Stainless and its Directors, and persons who beneficially own more than 10% of any registered class of Universal Stainless' equity securities, to file reports of ownership in such securities and changes in ownership with the SEC, the NASDAQ National Stock Market and Universal Stainless.

Based solely upon Universal Stainless' review of the reports and representations provided to it by persons required to file reports under
Section 16(a), Universal Stainless believes that during 2000, all of the
Section 16(a) filing requirements applicable to Universal Stainless' reporting officers, Directors and greater than 10% beneficial owners were properly and timely satisfied.

                             STOCKHOLDER PROPOSALS

If a stockholder intends to present a proposal at the 2002 Annual Meeting, other than through inclusion of such proposal in Universal Stainless' proxy materials for that meeting, the stockholder must deliver to the Secretary of Universal Stainless at its principal executive office written notice of such proposal no later than December 5, 2001. If Universal Stainless does not receive notice by the required date and such proposal is presented at the 2002 Annual Meeting, management proxies may use their discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

The Board of Directors and management know of no matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto in accordance with their best judgment, insofar as such proxies are not limited to the contrary.

By Order of the Board of Directors,
/s/ Paul A. McGrath
Director Employee Relations, General Counsel and Secretary

Bridgeville, Pennsylvania
April 4, 2001

                                                                      EXHIBIT A

                  UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

                                PRIMARY PURPOSE

To provide the Board of Directors of the Company (the "Board") with reliable information which is obtained through direct personal contact with the independent accountants and the financial management of the Company in order to assist the Board in the discharge of its fiduciary obligations to the stockholders.

                                     SCOPE

1. Nominate and recommend to the Board the selection of the independent accountants.

2. Review the scope of the proposed audit to be performed and evaluate its effectiveness as it relates to the Company's special areas of interest.

3. Review the results of the audit, as well as discuss the financial statements, with the independent accountants and the financial management of the Company.

4. Review the adequacy of the internal financial and operational controls of the Company with the independent auditors and keep the Board informed of its findings.

                              GENERAL GUIDELINES

1. Charter: The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

2. Composition: The Committee will be comprised of three or more directors as determined by the Board at its annual organizational meeting. The members of the Committee will meet the independence and experience requirements of Nasdaq.

3. Meetings: The Committee will meet at least twice a year and special meetings will be called as circumstances require. The Committee will meet privately with the independent public accountants at least annually. Written minutes will be kept for all such meetings.

4. Reporting to the Board: The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis.

5. Audit Plans: The Committee will review the annual audit plans with the Chief Financial Officer and the independent accountants, and discuss the degree of coordination of the respective plans.

6. Internal Controls: The Committee will review with the independent accountants the adequacy of the Company's internal controls. It will also request a letter from the independent accountants concerning any significant weaknesses or breaches of internal control discovered during the course of their audit.

7. Accounting Issues and Contingencies: The Committee will discuss with both management and the independent public accountant any significant accounting issues (i.e., accounting standards or rules proposed by FASB or the SEC); the Committee will also inquire about significant contingencies.

                       INDEPENDENT ACCOUNTANT OVERSIGHT

As part of its responsibilities to nominate and recommend selection of the independent accountants, the Committee will consider the following guidelines:

1. Opinions on the performance of the independent public accountant by appropriate management personnel.

2.  The proposed audit fee and explanation of fee changes.

3. Reports presented by the independent accountants regarding their independence

4. The professional competency of the firm through inquiry about its latest peer review and any significant litigation problems or disciplinary actions by the SEC or others.

                  PRE-AUDIT AND POST-AUDIT REVIEW GUIDELINES

1. The Committee will receive and review a draft of the financial section of the annual report to stockholders, complete with footnotes, and the Management's Discussion and analysis (MD&A) section which will be consistent with other sections of the annual report.

2. The Committee will request an explanation from management and the independent accountants about the effect of significant changes in accounting practices or policies.

3. The Committee will inquire of management and the independent accountants if there were any significant financial reporting issues discussed during the current audit and, if so, how they were resolved.

4. The Committee will review, with management and the independent accountants, proposed accounting standards or rules proposed by FASB or the SEC that will have a significant effect on the company's financial statements.

5. The Committee will determine whether there are any significant items in dispute with the IRS which might result or have resulted in litigation; and inquire as to the status of related tax reserves and interest accruals.

6. The Committee will meet privately with the independent accountants annually to determine the quality of the financial and accounting personnel.

7. The Committee will request a letter from the independent accountants concerning any significant weaknesses or breaches in internal control discovered during their audit.

8. The Committee will discuss with management and the independent accountants the substance of any significant issues raised by outside counsel concerning litigation, contingencies or other claims; and how such matters affect the Company's financial statements.

9. The Committee will have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements. Such notification is to be made prior to the related press release or, if not practicable, prior to filing the Quarterly Report on Form 10-Q.

                                      Adopted this 23rd day of May,
                                      2000

                                      George F. Keane, Chairman, Audit
                                      Committee

PROXY              UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.              PROXY

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON MAY 23, 2001

  The undersigned hereby appoints Clarence M. McAninch and D. Leonard Wise, and each of them, with full power of substitution, proxies to vote all shares of common stock, $.001 par value, of Universal Stainless & Alloy Products, Inc., a Delaware corporation (the "Company"), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Southpointe Golf Club, Canonsburg, Pennsylvania 15317, on May 23, 2001, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE. YOU MAY REVOKE THIS PROXY AT ANY TIME BY FORWARDING TO THE COMPANY A SUBSEQUENTLY DATED PROXY RECEIVED BY THE COMPANY PRIOR TO THE TAKING OF A VOTE ON THE MATTERS HEREIN.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE
FOLLOWING:

1. Election of the following nominees as Directors: Douglas M. Dunn, George F. Keane, Clarence M. McAninch, Udi Toledano, D. Leonard Wise

For all      Withhold for      Withhold for the following only: (Write the
nominees     all nominees      names of the nominee(s) in the space below)

  [_]            [_]           ____________________________________________

2. Approval of PricewaterhouseCoopers LLP as Independent Accountants.

 FOR   [_]                  AGAINST   [_]           ABSTAIN   [_]

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
                    PLEASE DATE, SIGN AND RETURN PROMPTLY.

3. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT FURNISHED HEREWITH.

                                              Note: Please print and sign your
                                              name exactly as it appears
                                              hereon. When signing as
                                              attorney, agent, executor,
                                              administrator, trustee, guardian
                                              or corporate officer, please
                                              give full title as such. Each
                                              joint owner should sign the
                                              Proxy. If a corporation, please
                                              sign as full corporate name by
                                              president or authorized officer.
                                              If a partnership, please sign in
                                              partnership name by authorized
                                              person.

                                              Date                       , 2001
                                                  -----------------------

                                              ---------------------------------
                                              Signature (title, if any)

                                              ---------------------------------
                                              Signature (if held jointly)

  The shares represented by this Proxy will be voted in the manner directed, and if no instructions to the contrary are indicated, will be voted FOR the election of the named nominees and approval of the proposals set forth in the Notice of the Annual Meeting of Stockholders.